UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________

BT Group plc
(Exact name of registrant as specified in its charter)

                                                                                                            England and Wales                                                                                                                                Not Applicable
                                                                                                          (State or other jurisdiction of                                                                                                                 (I.R.S. Employer
                                                                                                           incorporation or organization)                                                                                                               Identification No.)

BT Centre, 81 Newgate Street
London, England  EC1A 7AJ
(Address of Principal Executive Offices)

BT Group plc US Employee Stock Purchase Plan
BT Group plc Incentive Share Plan
BT Group plc Deferred Bonus Plan
BT Group plc Global Share Option Plan
(the ‘Plans’)
(Full title of the plan)

________

BT Americas Inc.
620 Eighth Avenue
New York
NY   10018
United States
FAO: Richard Nohe, Vice President and Chief Counsel North America
(Name and address of agent for service)
(212) 205-1800
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X	Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company

________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value 5 pence per share (1)

The BT Group plc US Employee Stock Purchase Plan

The BT Group plc Incentive Share Plan

The BT Group plc Deferred Bonus Plan

The BT Group plc Global Share Option Plan

	8,000,000 8,000,000 1,000,000 1,000,000	$2.95 $2.95 $2.95 $2.95	$23,600,000 $23,600,000 $2,950,000 $2,950,000	$2704.56 $2704.56 $338.07 $338.07
Totals	18,000,000		$53,100,000	$6085.26

(1)           American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Ordinary Shares, par value 5 pence per share (the Ordinary Shares of BT Group plc (the Registrant or BT Group) have been registered pursuant to a separate Registration Statement on Form F-6 (No. 333-14032) filed with the Securities and Exchange Commission (the SEC) on October 23, 2001 as amended by the Post-Effective Amendment to Form F-6 filed with the SEC on June 28, 2007. Each American Depositary Share represents 10 Ordinary Shares.

(2)           In addition to the 18,000,000 Ordinary Shares registered hereunder for issuance under the Plans, this Registration Statement shall also cover 337,990 Ordinary Shares previously registered on a Registration Statement on Form S-8 (File No. 333-170541) with the Commission on November 12, 2010 that remain unissued under the Registrant’s prior employee stock purchase plan.

(3)           Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the Securities Act), the proposed maximum offering price per share is based on the average high and low prices on the London Stock Exchange on December 16, 2011 and on an exchange rate of $1.5513 to £1.00, the exchange rate for pounds sterling, as reported by Thomson  Reuters, on such date.

Exhibit Index appears on Page 11.

This Registration Statement is filed pursuant to General Instruction E to Form S-8 by BT Group to register an additional 18,000,000 Ordinary Shares, par value 5 pence per share, that may be offered and sold pursuant to the Plans. Such shares are in addition to those previously registered on a Registration Statement on Form S-8 (File No. 333-170541) with the Commission on November 12, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees who have been granted options or awards under the Plans as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents filed with or furnished to the SEC by the Registrant under the Securities Exchange Act of 1934, as amended (the Exchange Act):

(a)            the Annual Report for the Registrant on Form 20-F for its fiscal year ended March 31, 2011, filed on May 27, 2011;

(b)            the Registrant’s reports on Form 6-K furnished on May 27, 2011, June 6, 2011, July 14, 2011, July 28, 2011, August 1, 2011, September 6, 2011, October 18, 2011, November 3, 2011, December 5, 2011 and December 14, 2011; and

(c)            the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed on October 31, 2001 (Registration No. 1-15262), which was amended on Form 8-A/A on November 2, 2001.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Articles 118, 119 and 120 of the Registrant’s Articles of Association provide, in relevant part:

118. Indemnity

118.1 Subject to, and as far as the legislation and rules made by the UK Listing Authority allow, every director, former director and officer of BT and of each of the Associated Companies of BT will be indemnified by BT out of its own funds against the following:
•
any liability incurred by or attaching to the directors or officers in connection with any negligence, default, breach of duty or breach of trust by the directors or officers in relation to BT or any Associated Company of BT other than:

•	any liability to BT or any Associated Company; and
•	any liability of the kind referred to in section 234(3) of the Companies Act; and
•	any other liability incurred by or attaching to the directors or officers:
•	in actually or seemingly carrying out their duties;
•	in exercising or seemingly exercising their powers; and
•	in any other activity connected to their duties, powers or office.

118.2 Subject to the Companies Act and rules made by the UK Listing Authority, BT may indemnify a director and former director of BT and any Associated Company of BT if the director is the trustee of an occupational pension scheme (within the meaning of section 235(6) of the Companies Act).

118.3
Where a director or officer is indemnified against any liability in accordance with this Article 118, the indemnity will cover all costs, charges, losses, expenses and liabilities incurred by the directors or officers.

118.4	In this Article a company is an Associated Company of BT if:
•	the company is a subsidiary of BT;
•	BT is a subsidiary of the company;
•	both BT and the company are subsidiaries of the same company.

119. Insurance

119.1	In this Article each of the following is a Relevant Company:
•	BT;
•	a holding company of BT;
•	a body, whether or not incorporated, in which BT or its holding company, or a predecessor of BT or its holding company, has or had an interest, whether direct or indirect; and
•	a body, whether or not incorporated, which is in any way allied to or associated with BT, or any subsidiary undertaking of BT or such other body.

119.2	As far as the legislation allows and without limiting Article 118 in any way, the Board can arrange for BT to purchase and maintain insurance against any liability for or for the benefit of:
•	any people who are or were at any time directors or officers of a Relevant Company; or
•	any people who are or were at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested.

This includes insurance against any liability incurred by or attaching to those people through any act or omission:
•	in actually or seemingly carrying out their duties;
•	in exercising or seemingly exercising their powers; and
•	in any other activity connected to their duties, powers or office;

in relation to:
•	any Relevant Company;
•	any pension fund; or
•	any employees’ share scheme;

and all costs, charges, losses, expenses and liabilities incurred by those people in relation to any act or omission.

120	Defence expenditure

120.1	Subject to and as far as the legislation and rules made by the UK Listing Authority allow, BT may:
•
provide a director, former director or officer of BT or any Associated Company of BT with funds to meet expenditure incurred or which a director or officer may incur in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the director or officer in relation to BT or an Associated Company of BT or in connection with any application for relief under the provisions mentioned in section 205(5) of the Companies Act; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.

120.2	The terms set out in section 205(2) of the Companies Act will apply to any provision of funds or other things done under Article 120.1.

120.3	Subject to and as far as the legislation and rules made by the UK Listing Authority allow, BT may:
•
provide a director, former director or officer of BT or any Associated Company of BT with funds to meet expenditure incurred or which a director or officer may incur in defending an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the director or officer in relation to BT or any Associated Company of BT; and

•	do anything to enable any of these directors or officers to avoid incurring that expenditure.

120.4	In this Article a company is an Associated Company of BT if:
•	the company is a subsidiary of BT;
•	BT is a subsidiary of the company;
•	both BT and the company are subsidiaries of the same company.

The relevant provisions of the Companies Act 2006 are Sections 232, 233, 234 and 235, which provide as follows:

232 Provisions protecting directors from liability
(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by–
(a) section 233 (provision of insurance),
(b) section 234 (qualifying third party indemnity provision), or
(c) section 235 (qualifying pension scheme indemnity provision).
(3) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.
(4) Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233 Provision of insurance
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234 Qualifying third party indemnity provision
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.
Such provision is qualifying third party indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against–
(a) any liability of the director to pay–
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director–
(i) in defending criminal proceedings in which he is convicted, or
(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5) For this purpose–
(a) a conviction, judgment or refusal of relief becomes final–
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of–
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under–
section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235 Qualifying pension scheme indemnity provision
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.
Such provision is qualifying pension scheme indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against–
(a) any liability of the director to pay–
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5) For this purpose–
(a) a conviction becomes final–
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of–
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance act 2004 (c. 12) that is established under a trust.

Item 8.  Exhibits

See attached "Index to Exhibits" list.

Item 9.  Undertakings

(a) The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable indemnification provisions, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant, BT Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 14th day of December, 2011.

                                                                                                                      BT Group plc

                                                                                                                     By _/s/ Andrew J Parker_________
                                                                                                         Name:               Andrew Parker
                                                                                                         Title:               Company Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated. In addition, each of the undersigned hereby appoints Heather Brierley as his or her true and lawful attorneys-in-fact each acting alone, in his or her name and in the capacity indicated below, to sign any and all amendments and post-effective amendments and supplements to this Registration Statement, and including any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Signature                                                      Title                                                                           Date

_/s/ Michael Rake____                                             Chairman                                                                   December 14, 2011
Sir Michael Rake

_/s/ Ian Livingston____                                            Chief Executive                                                       December 14, 2011
Ian Livingston                                                              (Principal Executive Officer)

_/s/ Tony Chanmugam_                                            Group Finance Director                                         December 14, 2011
Tony Chanmugam                                                      (Principal Financial and Accounting
                                                                                       Officer)

_/s/_Gavin Patterson__                                             Director                                                                    December 14, 2011
Gavin Patterson

_/s/ Anthony Ball______                                        Director                                                                     December 14, 2011
Tony Ball

_/s/ J Eric Daniels______                                        Director                                                                     December 14, 2011
J Eric Daniels

_/s/ Patricia Hewitt______                                      Director                                                                     December 14, 2011
Rt Hon Patricia Hewitt

_/s/ Phil Hodkinson______                                    Director                                                                     December 14, 2011
Phil Hodkinson

_/s/Karen Richardson___                                        Director                                                                    December 14, 2011
Karen Richardson

_/s/ Nicholas Rose____                                            Director                                                                   December 14, 2011
Nicholas Rose

_/s/ Carl G  Symon___                                               Director                                                                   December 14, 2011
 Carl G Symon

___________________                                          Director                                                                    December     2011
Jasmine Whitbread

_/s/ Richard Nohe__________                                Duly authorized representative of                       December 15, 2011
Richard Nohe                                                                BT Group plc in the United States

INDEX TO EXHIBITS

Exhibit
Number                      Description of Document

4.1
The Articles of Association as in effect on the date hereof, filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for its fiscal year ended March 31, 2010, filed on May 26, 2010 are incorporated herein by reference.

*4.2	BT Group plc US Employee Stock Purchase Plan.

*4.3 BT Group plc Incentive Share Plan.

*4.4 BT Group plc Deferred Bonus Plan.

*4.5 BT Group plc Global Share Option Plan.

*5	Opinion of Freshfields Bruckhaus Deringer LLP regarding the validity of shares.

*23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for the Registrant.

*23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in its opinion filed as Exhibit 5).

*24	Powers of attorney (included on signature pages).

_______________________
* Filed herewith.